Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of (i) our report dated October 24, 2016 relating to the consolidated financial statements of Ramaco Development, LLC at December 31, 2015 and 2014 and for the years then ended, and (ii) our report dated December 6, 2016 relating to the balance sheet of Ramaco Resources, Inc. at November 30, 2016, incorporated by reference in this Registration Statement on Form S-8 and included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on February 6, 2017, which forms a part of Ramaco Resources, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-215363).

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

February 6, 2017